SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT (the "Agreement"), dated as of October 27, 2017 (the "Effective Date"), by and among Windtree Therapeutics, Inc., a Delaware corporation, with headquarters located at 2600 Kelly Road, Suite 100, Warrington, PA 18976 (the "Company") and LPH Investments Limited, a company incorporated in the Cayman Islands with limited liability and located at : Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008 (the "Buyer").

WHEREAS:

A.     The Company and Buyer are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the "1933 Act"), and Rule 506 of Regulation D ("Regulation D") as promulgated by the United States Securities and Exchange Commission (the "SEC") under the 1933 Act;

B.     Buyer wishes to purchase, and the Company wishes to sell to Buyer, upon the terms and conditions stated in this Agreement, 46,232,085 newly-issued shares of common stock, par value $0.001 per share (the "Shares"), of the Company (the "Common Stock"); and

C.     Contemporaneously with the execution and delivery of this Agreement, the Company and Deerfield Private Design Fund II, L.P. ("DPDF II"), Deerfield Private Design International II, L.P ("DPDI II"), and Deerfield Special Situations Fund, L.P. ("DSSF", and together with DPDF II and DPDI II, collectively and individually, "Deerfield") are executing and delivering an Exchange and Termination Agreement (the "Deerfield Agreement") dated as of the date hereof, pursuant to which the loan currently outstanding under a Facility Agreement, dated as of July 22, 2015, by and between Deerfield and the Company ("Deerfield Loan") will be retired and fully discharged in consideration of (and subject to) (i) the Company paying to Deerfield $2.5 million out of the proceeds received by the Company under this Agreement, (ii) the Company issuing to Deerfield shares of common stock equal to two percent (2%) of the fully-diluted stock of the Company post-Closing (as defined in the Deerfield Agreement) and (iii) the Company paying to Deerfield regulatory and commercial AEROSURF® milestone payments (as defined in the Deerfield Agreement) potentially totaling up to $15 million.

NOW, THEREFORE, the Company and Buyer hereby agree as follows:

1.	PURCHASE AND SALE OF THE SHARES

(a)     Purchase of Shares. Subject to the satisfaction (or waiver) of the conditions set forth in Sections 6 and 7 below, on the Closing Date (as defined below), the Company shall issue and sell the Shares to Buyer, and Buyer agrees to purchase the Shares from the Company. In accordance with Section 158 of the Delaware General Corporation Law, the Shares shall be issued in un-certificated, book-entry form, and, upon issuance, the ownership (and subsequent transfers) of the Shares shall be recorded on the books and records of the Company.

(b)     Purchase Price. The purchase price for the Shares shall be US $0.2163 per Share and the aggregate purchase price for the number of Shares to be purchased by Buyer shall be TEN MILLION U.S. DOLLARS ($10,000,000) (the "Purchase Price").

(c)     Closing Date. The date and time of the closing of the transactions contemplated by this Securities Purchase Agreement (the "Closing") shall be 10:00 a.m. EDT, October 30, 2017, or such other date and time as is agreed to by the Company and Buyer (the "Closing Date").

(d)     Form of Payment. On the Closing Date, (i) Buyer shall pay the Purchase Price to the Company for the Shares to be issued and sold to Buyer on the Closing Date, by wire transfer of immediately available funds in accordance with the Company's written wire instructions, provided that, in lieu of cash and as a portion of the Purchase Price, the outstanding principal amount of the loan ("Loan") made by Buyer to the Company under that certain Loan Agreement between Buyer and the Company dated as of August 14, 2017 (the "Loan Agreement") shall be applied in full satisfaction of a like amount of the Purchase Price and the Loan shall thereby be discharged in full, and (ii) the Company shall instruct its transfer agent to record in the Company's books and records, the Shares issued and sold to Buyer pursuant to this Agreement at the Closing.

2.     BUYER REPRESENTATIONS, WARRANTIES AND COVENANTS.

Buyer represents and warrants to the Company that as of the date hereof and as of the Closing Date (unless as of a specified date therein):

(a)     Organization and Qualification. Buyer is an entity duly organized and validly existing in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate, partnership, limited liability company or similar power and authorization, as applicable, to enter into and perform its obligations under this Agreement, the Registration Rights Agreement dated the date hereof by and between the Company and the Buyer substantially in the form as set forth as Exhibit A attached hereto (the “Registration Rights Agreement”), and each of the other agreements entered into by the parties hereto in connection with the transactions contemplated by this Agreement (together with this Agreement, the Registration Rights Agreement, collectively, the "Transaction Documents").

(b)     No Public Sale or Distribution. Buyer is acquiring the Shares for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the 1933 Act; provided however, by making the representations herein, the Buyer does not agree to hold any of the Securities for any minimum or other specific term.

(c)     Accredited Investor Status. Buyer is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D.

(d)     Reliance on Exemptions. Buyer understands that the Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and Buyer's compliance with, the representations, warranties, agreements, acknowledgments and understandings of Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of Buyer to acquire the Shares.

(e)     Information. Buyer and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Shares which have been requested by Buyer. Buyer and its advisors, if any, have been afforded the opportunity to ask questions of the Company. Neither such inquiries nor any other due diligence investigations conducted by the Buyer or its representatives shall modify, amend or affect the Buyer’s right to rely on the Company’s representations and warranties contained in Section 3 below. Buyer understands that its investment in the Shares involves a high degree of risk and is able to afford a complete loss of such investment. Buyer has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Shares.

(f)     No Governmental Review. Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Shares or the fairness or suitability of the investment in the Shares nor have such authorities passed upon or endorsed the merits of the offering of the Shares.

(g)     Transfer or Resale. Buyer understands that except as provided in the Registration Rights Agreement: (i) the Shares have not been registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder or (B) Buyer shall have delivered to the Company a representation letter, in a form reasonably acceptable to the Company, to the effect that such Shares to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, such as pursuant to Rule 144 promulgated under the 1933 Act, as amended, (or a successor rule thereto) ("Rule 144"); (ii) any sale of the Shares made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the Shares under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (iii) neither the Company nor any other person is under any obligation to register the Shares under any state securities laws or to comply with the terms and conditions of any exemption thereunder.

(h)     Legends. Buyer understands that the Shares, if issued in certificated form, shall bear any legend as required by the "blue sky" laws of any state and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER SAID ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SAID ACT, OR APPLICABLE STATE SECURITIES LAWS, UNLESS SOLD PURSUANT TO (1) RULE 144 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (2) AN OPINION OF HOLDER’S COUNSEL, IN A CUSTOMARY FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS.”

(i)     Validity; Enforcement. This Agreement has been duly and validly authorized, executed and delivered on behalf of Buyer and shall constitute the legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with its terms, except as rights to indemnity and contribution may be limited by state or federal securities laws or the public policy underlying such laws, except as such enforceability may be limited by general principles of equity, including as to limitations on the enforcement of the remedy of specific performance and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law), or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors' and contracting parties’ rights and remedies.

(j)     State of Organization. The Buyer is organized under the laws of the Cayman Islands.

(k)     No Prior Short Selling. Buyer has not, directly or indirectly, engaged in any Short Sales (as defined in Section 242.200 of Regulation SHO of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) of the Company’s Common Stock since the time that Buyer was first contacted by the Company regarding the investment in the Company contemplated by this Agreement.

(l)     No Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer.

(m)     Compliance with Stock Exchange of Hong Kong. To the Buyer's knowledge, no approval, authorization, consent or order of or filing with The Stock Exchange of Hong Kong Limited ("SEHK"), and no approval of the shareholders of Lee's (as defined in Section 4(n) below) is required in connection with the issuance of the Shares contemplated hereby.  To the Buyer's knowledge, no approval with the SEHK, and no approval of the shareholders of Lee’s is required to keep the Company's Existing Equity Plans (as defined herein) after Closing if each of them was adopted by the Company before the Closing.

3.     REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to Buyer as of the date hereof and as of the Closing Date (unless as of a specified date therein) that:

(a)     Organization and Qualification. Each of the Company and its "Subsidiaries" (which for purposes of this Agreement means any entity (i) in which the Company, directly or indirectly, owns capital stock or holds an equity or similar interest and (ii) which has operations and material assets) are corporations duly organized and validly existing in good standing under the laws of the jurisdiction in which they are incorporated, and have the requisite corporate power and authorization to own their properties and to carry on their business as now being conducted. Each of the Company and its Subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect. The Company has no Subsidiaries other than its presently inactive subsidiary, Discovery Laboratories, Inc., formerly known as Acute Therapeutics, Inc. Unless the context otherwise requires, all references to the "Company" in this Agreement include Windtree Therapeutics, Inc. and its Subsidiary, Discovery Laboratories, Inc. As used in this Agreement, "Material Adverse Effect" means any material adverse effect on any of: (i) the business, properties, assets, operations, results of operations, condition (financial or otherwise) or prospects of the Company, taken as a whole, (ii) the transactions contemplated hereby and by the other Transaction Documents or by the agreements and instruments to be entered into in connection herewith or therewith, or (iii) the authority or ability of the Company to perform its obligations under the Transaction Documents.

(b)      Authorization; Enforcement; Validity. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, the Registration Rights Agreement and each of the other Transaction Documents and to issue the Shares in accordance with the terms hereof and thereof. The execution and delivery of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Shares, have been duly authorized by the Company's Board of Directors, do not conflict with the Company’s Certificate of Incorporation, as amended and as in effect on the date hereof, including any Certificate of Designations, Preferences and Rights of any outstanding series of preferred stock of the Company (the “Certificate of Incorporation”) or Bylaws, as amended and as in effect on the date hereof (the “Bylaws”) and no further consent or authorization is required by the Company, the Board of Directors of the Company (the “Board of Directors”) or its stockholders. This Agreement, the Registration Rights Agreement and the other Transaction Documents have been duly executed and delivered by the Company, and constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as rights to indemnity and contribution may be limited by state or federal securities laws or the public policy underlying such laws, except as such enforceability may be limited by general principles of equity, including as to limitations on the enforcement of the remedy of specific performance and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law), or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors' and contracting parties’ rights and remedies. The Board of Directors has approved resolutions (the “Signing Resolutions”) to authorize this Agreement, the Registration Rights Agreement, and the transactions contemplated hereby and thereby. The Signing Resolutions are valid, in full force and effect and have not been modified or supplemented in any material respect. The Company has delivered to the Buyer a true and correct copy of the Signing Resolutions as approved by the Board of Directors of the Company.

(c)     Issuance of Shares. The Shares are duly authorized and, upon issuance and payment in accordance with the terms hereof, shall be validly issued, fully paid and non-assessable, and free from all taxes, liens and charges with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Stock.

(d)     No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Shares) will not (i) result in a violation of the Certificate of Incorporation or the Bylaws, or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument to which the Company is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and the rules and regulations of the securities exchange or securities quotation service where the Common Stock is principally listed or quoted for trading (the "Principal Market")) applicable to the Company or by which any property or asset of the Company is bound or affected, except in the case of clauses (i) through (iii), above, for such matters which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The Company is not in violation of any term of or in default under any material contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to the Company, except for possible violations, defaults, terminations or amendments that could not reasonably be expected to have a Material Adverse Effect.

(e)     Consents. Except for (i) registration of the Shares under the 1933 Act pursuant to the Registration Rights Agreement, and (ii) such consents, notifications, approvals, authorizations, registrations or qualifications as may be required under the 1934 Act and applicable state securities or "blue sky" laws in connection with the purchase of the Shares by Buyer, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency or any other person in order for it to execute, deliver or perform any of its obligations under or contemplated hereby and by the other Transaction Documents, in each case in accordance with the terms hereof and thereof. The Company is unaware of any facts or circumstances that might prevent the Company from obtaining or effecting any of the registration, application or filings pursuant to the preceding sentence.

(f)     SEC Documents; Financial Statements. During the two years prior to the date hereof, the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1934 Act (all of the foregoing filed prior to the date hereof or prior to the Closing Date, and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the "SEC Documents"). The SEC Documents, taken as a whole, complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company’s Subsidiary is not required to file any reports or other documents with the SEC. As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP"), consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(g)     Absence of Certain Changes. Except as disclosed in the SEC Documents and Schedule 3(g), since June 30, 2017, there has been no material adverse change and no material adverse development in the business, properties, operations, condition (financial or otherwise), results of operations or prospects of the Company other than losses incurred in the ordinary course of business. Except as disclosed in the SEC Documents and Schedule 3(g), since June 30, 2017, the Company has not (i) declared or paid any dividends, (ii) sold any assets, individually or in the aggregate, in excess of $250,000 outside of the ordinary course of business or (iii) had capital expenditures, individually or in the aggregate, in excess of $250,000. The Company has not taken any steps to seek protection pursuant to any bankruptcy law nor does the Company have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings.

(h)     No Undisclosed Events, Liabilities, Developments or Circumstances. Except for the transactions contemplated by this Agreement, no material event, liability, development or circumstance has occurred or exists with respect to the Company, or its business, properties, prospects, operations or financial condition, that would require public disclosure or announcement by the Company under applicable securities laws and which has not been publicly disclosed or announced.

(i)     Conduct of Business; Regulatory Permits. The Company is not in violation of any term of or in default under the Certificate of Incorporation or Bylaws. Except as disclosed in the SEC Documents and Schedule 3(i), the Company is not in violation of any judgment, decree or order or any statute, ordinance, rule or regulation applicable to the Company, and the Company will not conduct its business in violation of any of the foregoing, except for possible violations which would not, individually or in the aggregate, have a Material Adverse Effect. Since May 5, 2017, (i) the Common Stock has been designated for quotation on the OTC Markets Group Inc.’s OTCQB® Market (“OTCQB”), (ii) trading in the Common Stock has not been suspended by the SEC or OTCQB since May 5, 2017 and (iii) since May 5, 2017, the Company has received no communication, written or oral, from the SEC or OTCQB regarding the violation of a rule or the suspension or delisting of the Common Stock from OTCQB. The Company possesses all certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct its business, except where the failure to possess such certificates, authorizations or permits would not have, individually or in the aggregate, a Material Adverse Effect, and, the Company has not received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.

(j)     Foreign Corrupt Practices. Neither the Company, nor any director, officer, agent, employee or other person acting on behalf of the Company has, in the course of its actions for, or on behalf of, the Company (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

(k)     Sarbanes-Oxley Act. The Company is in compliance with all applicable provisions of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof.

(l)     Transactions With Affiliates. Except as set forth in the SEC Documents, none of the officers, directors or employees of the Company is presently a party to any transaction with the Company that would be required to be disclosed in the SEC Documents under Item 404 of Regulation S-K under the 1933 Act.

(m)     Equity Capitalization. The Company's equity capitalization, on a fully diluted basis, as of the date hereof, is set forth on Schedule 3(m). All outstanding shares set forth therein have been validly issued and are fully paid and nonassessable. Except as disclosed in Schedule 3(m) or as permitted under this Agreement: (i) none of the Company's capital stock is subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company; (ii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any capital stock of the Company, or contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional capital stock of the Company or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any capital stock of the Company; (iii) except for indebtedness of the Company incurred in the ordinary course of business of the Company, which in the aggregate would not reasonably be expected to have a Material Adverse Effect, other than the Deerfield Loan, there are no outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing material indebtedness of the Company or by which the Company is or may become bound; (iv) except for financing statements related to indebtedness of the Company described in the SEC Documents, there are no financing statements securing obligations in any material amounts, either singly or in the aggregate, filed in connection with the Company; (v) there are no outstanding securities or instruments of the Company which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company is or may become bound to redeem a security of the Company; (vi) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Shares; (vii) the Company does not have any stock appreciation rights or "phantom stock" plans or agreements or any similar plan or agreement; and (viii) the Company has no material liabilities or obligations required to be disclosed in the SEC Documents but not so disclosed in the SEC Documents, other than those incurred in the ordinary course of the Company's business and which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The Company has furnished or made available to the Buyer true and correct copies of the Company’s Certificate of Incorporation and the Bylaws.

(n)     Absence of Litigation. Except as disclosed in Schedule 3(n), there are no actions, suits, proceedings, inquiries or investigations before or by the Principal Market, any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company, threatened against or affecting the Company, the Common Stock or any of the Company's officers or directors, whether of a civil or criminal nature or otherwise, which, individually or in the aggregate, might reasonably be expected to have a Material Adverse Effect.

(o)     Insurance. The Company is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company is engaged. The Company has not received any notice or obtained any knowledge of circumstances indicating that it will not be able to renew its existing insurance coverage (modified to the extent deemed prudent and customary by the management of the Company) as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that is commercially reasonable and not reasonably likely to result in a Material Adverse Effect.

(p)     Employee Relations. The Company believes that its relations with its employees are good. No executive officer of the Company (as defined in Rule 501(f) of the 1933 Act) has notified the Company that such officer intends to leave the Company or otherwise terminate such officer's employment with the Company. No executive officer of the Company, to the knowledge of the Company, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any restrictive covenant to which the Company and such executive are parties, and, to the knowledge of the Company, the continued employment of each such executive officer does not subject the Company to any liability with respect to any of the foregoing matters. The Company is in compliance with all federal, state, local and foreign laws and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours, except where failure to be in compliance would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(q)     Title. Except as disclosed in Schedule 3(q), the Company has good and marketable title to all personal property owned by it which is material to its business, in each case free and clear of all liens, encumbrances and defects except such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company. Any real property and facilities held under lease by the Company are held under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company. The Company owns no real property.

(r)     Intellectual Property Rights. The Company owns or possesses adequate rights or licenses to use all material trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and other intellectual property rights (collectively, "Intellectual Property Rights") which are necessary to conduct its business as now conducted, except to the extent that failure to own, possess, license or otherwise hold adequate Intellectual Property Rights would not reasonably be expected to have a Material Adverse Effect. The Company has delivered to the Buyer a schedule setting forth the Company’s active and registered Intellectual Property Rights that will expire or terminate by the terms and conditions thereof within two years from the date of this Agreement (the foregoing schedule, the “IPR Schedule”). Except as disclosed in the IPR Schedule, none of the Company’s active and registered Intellectual Property Rights will expire or terminate by the terms and conditions thereof within two years from the date of this Agreement. Except for any infringement, claim, action, proceeding, or other circumstance that would not reasonably be expected to have a Material Adverse Effect, the Company does not have any knowledge of any infringement by the Company of Intellectual Property Rights of others. There is no claim, action or proceeding being made, brought or, to the knowledge of the Company, threatened against the Company regarding its Intellectual Property Rights, (iii) any facts or circumstances which might give rise to any of the foregoing infringements or claims, actions or proceedings. The Company has taken commercially reasonable measures to protect the secrecy, confidentiality and value of all of its Intellectual Property Rights.

(s)     Environmental Laws. The Company (i) is in compliance with any and all Environmental Laws (as hereinafter defined), (ii) has received all permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its business and (iii) is in compliance with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (i), (ii) and (iii), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. The term "Environmental Laws" means all federal, state or local laws and regulations relating to pollution or protection of human health, safety or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, "Hazardous Materials") into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

(t)     Tax Status. The Company (i) has made or timely filed all federal and material state income and other tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and (iii) has set aside on its books provision reasonably adequate for the payment of any taxes payable for periods subsequent to the periods to which such returns, reports or declarations apply. To the knowledge of the Company, there are no unpaid taxes in any material amount claimed to be due and payable by the taxing authority of any jurisdiction and no factual basis for any such claim.

(u)     Internal Accounting and Disclosure Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any difference. The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-14 under the 1934 Act) that are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the 1934 Act (i) is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC, and (ii) is accumulated and communicated to the Company’s management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate, to allow timely decisions regarding required disclosure.

(v)     Off Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between the Company and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in its 1934 Act filings and is not so disclosed.

(w)     Transfer Taxes. On the Closing Date, all stock transfer or other taxes (other than income or similar taxes) which are required to be paid in connection with the sale and transfer of the Shares to be sold to Buyer hereunder will be, or will have been, fully paid or provided for by the Company, and all laws imposing such taxes will be or will have been complied with.

(x)     No Poison Pill. There are no rights agreement, “poison pill” anti-takeover plan or other agreement or understanding to which the Company is a party or by which it is bound with respect to any equity security of the Company.

(y)     Disclosure. All disclosure provided by the Company to Buyer regarding the Company, its business and the transactions contemplated hereby, including the Schedules to this Agreement, furnished by or on behalf of the Company are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. To the knowledge of the Company, no event or circumstance has occurred or information exists with respect to the Company or its business, properties, operations or financial conditions, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed (assuming for this purpose that the Company's reports filed under the 1934 Act are being incorporated into an effective registration statement filed by the Company under the 1933 Act). The Company acknowledges and agrees that Buyer does not make and has not made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth herein.

(z)     No Broker. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

(aa)     Amendment to the 2011 Long-term Incentive Plan. The amendment to the 2011 Long-term Incentive Plan to increase the number of shares available for issuance under the 2011 Long-term Incentive Plan (as approved by the Board of Directors of the Company on October 25, 2017) shall be effective on or before the Closing Date.

4.	COVENANTS.

(a)     Corporate Existence; No Conflicting Agreements. Until the earlier of (i) the date that is four (4) years from the Closing Date or (ii) the date on which Buyer initially ceases to be the owner, either directly or indirectly through one or more affiliates, of at least twenty percent (20%) of the Issued and Outstanding Equity Stock of the Company (“20% Holder”), the Company (i) will take all steps necessary to preserve and continue the corporate existence of the Company, and (ii) without the prior written consent of Buyer, shall not enter into any agreement, the terms of which agreement would restrict or impair the right or ability of the Company to perform any of its obligations under this Agreement, the Registration Rights Agreement or any of the other Transaction Documents. For purposes of this Agreement, "Issued and Outstanding Equity Stock" means as of any date, the sum of (i) the number of shares of Common Stock issued and outstanding, plus (ii) the number of shares of Common Stock directly or indirectly issuable upon exercise, conversion or exchange of (A) issued and outstanding fully-paid prefunded warrants and (B) issued and outstanding convertible preferred securities directly or indirectly convertible into or exchangeable or exercisable for capital stock; in each case without giving effect to any limitations on exercise, conversion or exchange thereof as of such date.

(b)     Form D and Blue Sky. The Company agrees to file a Form D with respect to the Shares as required under Regulation D. The Company, on or before the Closing Date, shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for or to qualify the Shares for sale to Buyer pursuant to this Agreement under applicable securities or "Blue Sky" laws of the states of the United States (or to obtain an exemption from such qualification). The Company shall make all filings and reports relating to the offer and sale of the Shares required under applicable securities or "Blue Sky" laws of the states of the United States only in such jurisdictions as Buyer shall reasonably request following the Closing Date applicable to Buyer.

(c)     Disclosure of Transactions and Other Material Information. The Company shall, on or before 8:30 a.m., New York City Time, no later than the first trading day after the Closing Date, issue a press release (the "Press Release") disclosing the material terms of the transactions contemplated hereby. The Company shall provide Buyer an advance copy of the Press Release and agrees to consider comments that Buyer may provide but shall nevertheless be entitled to make such disclosure as it deems appropriate to meet its disclosure obligations under the 1934 Act. On or before 8:30 a.m., New York City Time, no later than the third trading day following the Closing Date, the Company shall file a Current Report on Form 8-K describing the terms of the transactions contemplated by the Transaction Documents in the form required by the 1934 Act. The Company shall not, and shall cause each of its officers, directors, employees and agents not to, provide Buyer with any material, nonpublic information regarding the Company from and after the filing of the Press Release without the express written consent of Buyer pursuant to a Confidentiality and Nondisclosure Agreement.

(d)     Conduct of Business. The Company shall use commercially reasonable efforts to conduct its business to avoid violations of any law, ordinance or regulation of any governmental entity, except where such violations would not, either individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect.

(e)     Compliance with Laws. The Company shall comply in all material respects with its reporting, filing and other obligations under the applicable securities laws.

(f)     Listing, Reporting and Rules 144 Requirements. So long as Buyer is a 20% Holder, the Company shall not take any action or file any document (whether or not permitted by the 33 Act or the rules promulgated thereunder) to terminate or suspend its reporting and filing obligations under the 33 Act or the 34 Act without the approval of the Buyer. So long as Buyer is a 20% Holder, the Company will take all actions necessary to continue the quotation or listing of its Common Stock on the OTC markets as it is currently quoted, and will use its reasonable best efforts to seek listing of the Common Stock on a national stock exchange by means necessary and lawful as soon as practicable, including without limitation taking actions to effectuate a reverse stock split of the equity securities. The Company further covenants that it will take such further actions as the Buyer may reasonably request, all to the extent required from time to time to enable the Buyer to sell the Shares without registration under the 33 Act within the limitation of the exemptions provided by Rule 144. Upon the request of the Buyer, the Company shall deliver to the Buyer (and/or its successor and assigns, as applicable) a written certification of a duly authorized officer as to whether it has complied with such requirements.

(g)     Board of Directors. On or prior to thirty (30) days following the Closing Date, the Company shall cause up to two individuals designated by Buyer to be elected to the Board of Directors in accordance with Section 11 and/or Section 12 of the Bylaws, provided that the Company shall have a reasonable opportunity to review the credentials of such individuals, each of whom shall provide such information as the Company may reasonably request to complete its diligence activities. The Company shall take all necessary actions in accordance with its Certificate of Incorporation and Bylaws, the relevant rules and regulations so that the annual meeting of stockholders of the Company for 2018 to, among other things, elect directors of the Board of Directors (the “2018 Annual Meeting”) shall be held no later than June 30, 2018.

(h)     Battelle Waiver. On or prior to the Closing Date, the Company shall obtain from Battelle Memorial Institute (“Battelle”) a waiver of its right, as a holder of the Company’s Series A Convertible Stock, par value $0.001 per share (the “Series A Preferred Stock”), to certain liquidation preferential payments pursuant to and in accordance with the Certificate of Designations of Preferences, Rights and Limitations of Series A Convertible Preferred Stock, as amended and as in effect as of the date hereof, in form and substance that is acceptable to the Buyer (the “Battelle Waiver”) and shall have delivered to the Buyer a copy of such duly executed Battelle Waiver.

(i)     Battelle MOU. On or prior to the Closing Date, the Company shall use its best efforts to enter into a memorandum of understanding with Battelle in form and substance that is reasonably acceptable to the Buyer (the “Battelle MOU”) and shall have delivered a copy of the duly executed Battelle MOU to the Buyer.

(j)     Executive Incentives and Amendments to Employment Agreements.

(i)     Effective as of the Closing Date, the Company, the Company’s President and Chief Executive Officer (Craig Fraser), Senior Vice President and Chief Financial Officer (John A. Tattory) and Senior Vice President and Chief Medical Officer (Steven G. Simonson) hereby amend Section 6(a) of each such executive’s employment agreement (each an “Employment Agreement”; each such executive, an “Executive”) to reflect the terms set forth on Schedule 4(j) attached hereto (the “Amendment”; and each Employment Agreement so revised, a “Revised Employment Agreement”). Within fifteen (15) days after the Closing Date, the parties to each Revised Employment Agreement shall restate the Revised Employment Agreement to incorporate the Amendment which shall take effect retrospectively at a time immediately before the Closing Date (each a “Restated Employment Agreement”).  For the avoidance of doubt, until such time as the Restated Employment Agreements are executed and delivered by the Company and the Executives, the Company and each of the Executives hereby agree to abide by the terms of the Revised Employment Agreement.

(ii)      The parties to the Revised Employment Agreement further acknowledge and agree that no action is required and no additional benefits arise under Section 6(b) of the Revised Employment Agreements as a result of the consummation of the transactions contemplated by the Transaction Documents.  The parties to the Revised Employment Agreement further agree that all options granted to Executives that are outstanding as of the Closing Date shall remain outstanding and continue to vest in accordance with their terms. For the avoidance of doubt, each of the Executives shall not be entitled to receive in exchange for or to acquire any equity securities of Lee’s as a result of the exercise of any outstanding options and awards of shares that the Company has previously granted to the Executive. Other than as set forth on Schedule 4(j)(ii) attached hereto, there are no other outstanding options and awards of shares that the Company has previously granted to the Executives.

(iii)     Schedule 4(j)(iii) sets forth all of the Company’s equity plans, arrangements and other agreements to which the Company is a party (including the governing documents or any other terms and conditions for the options but except for the Revised Employment Agreements) (together with the Revised Employment Agreements, collectively, the “Existing Equity Plans”), pursuant to which the Company may grant shares of, options or other rights to acquire, the Company’s stock to employees or members of the Board of Directors of the Company. For so long the Company is a direct or indirect Subsidiary of Lee’s, the Company shall not adopt any new equity plan or amend any Existing Equity Plan without the approval of the Buyer. At the written request of the Company from time to time, the Buyer shall give a reply to the Company based on the Buyer’s knowledge and the circumstances of fact at the time when the reply is made so as to (i) confirm that the Company is a direct or indirect Subsidiary of Lee’s or (ii) advise that the Company is not a direct or indirect Subsidiary of Lee’s and the Company shall be entitled to rely on such reply provided by the Buyer. For purpose of the foregoing, the term “Subsidiary” refers to (i) a “subsidiary undertaking” as defined in schedule 1 to the Companies Ordinance (Cap 622, Laws of Hong Kong); (ii) any entity which is accounted for and consolidated in the audited consolidated accounts of another entity as a subsidiary pursuant to applicable Hong Kong Financial Reporting Standards or International Financial Reporting Standards; and (iii) any entity which will, as a result of acquisition of its equity interest by another entity, be accounted for and consolidated in the next audited consolidated accounts of such other entity as a subsidiary pursuant to applicable Hong Kong Financial Reporting Standards or International Financial Reporting Standards.

(k)     Convertible and Derivative Equity Securities. For so long as the Company is a direct or indirect Subsidiary of Lee’s, the Company shall not amend any terms and conditions of the warrants, Pre-Funded Warrants, Preferred Stock or any other similar rights or convertible securities of the Company (collectively, the “Convertible and Derivative Equity Securities”) and each of their instrument, governing document or similar document (“T&C”) unless the Company has notified the Buyer and Lee’s and given reasonable time sufficient for Lee’s to obtain approval from SEHK for any amendment to the T&C (if necessary) in advance before the amendment(s) to the T&C become effective. For the avoidance of doubt, holders of any Convertible and Derivative Equity Securities shall not be entitled to receive, in exchange for, or to acquire any equity securities of Lee’s as a result of the conversion or exercise of such Convertible and Derivative Equity Securities.

(l)     Use of Proceeds. The Company will use the net proceeds from the sale of the Shares, after payment of legal fees and other closing costs, to retire the Deerfield debt, support the Lee’s License Agreement activities, and general working capital requirements focused on the advancement of the AEROSURF, lyophilized  KL4 surfactant and aerosol delivery system development programs.

(m)      Expenses. At Closing, the Company shall disperse to the Buyer out of the proceeds received by the Company at Closing the sum of $50,000 for its expenses related to the consummation of the transactions contemplated hereunder.

(n)     Covenants to comply with the Listing Rules. The Company agrees that if any term of any Existing Equity Plan or T&C conflicts or is inconsistent with the requirements under the Rules Governing the Listing of Securities on the SEHK (as amended from time to time) in which Lee’s Pharmaceutical Holdings Limited, a company incorporated in the Cayman Islands with limited liability (“Lee’s”) and/or its subsidiaries shall be subject to (the “Listing Rules”), it shall upon written notice from the Buyer, refrain from (i) any act or actions (including the grant of options but excluding the issue of shares of the Company upon the exercise of the existing outstanding options) which may result in the contravention of the Listing Rules; and (ii) upon the written request of the Buyer or Lee’s, promptly take any and all such action, as may be necessary to amend the terms of the Existing Equity Plans for the purpose of compliance with the relevant requirements under the Listing Rules, it being understood that the Company has no obligation to make an investigation or analysis of the Listing Rules and the Company may rely on the Buyer for such investigation or analysis.

(o)     Preemptive Rights of the Buyer.

(i)     The Company hereby grants the Buyer the right during the Effective Period (as defined below) to purchase up to the Buyer’s Pro Rata Share of any new Equity Securities (as defined below) (other than any Excluded Securities (as defined below)) (the "New Securities") that the Company may from time to time propose to issue or sell to any party (the “Proposed Transaction”). “Buyer’s Pro Rata Share” means the percentage of the Company’s total outstanding voting stock owned by the Buyer immediately prior to the Proposed Transaction. "Equity Securities" means any and all equity securities of the Company and any securities of the Company convertible into, exchangeable for, or exercisable for, such equity securities, and warrants or other rights to acquire such Membership Interests. “Excluded Securities” means equity securities of the Company issued in connection with: (i) a grant to any existing or prospective consultants, employees, officers or directors pursuant to any profits interest plan or similar equity-based plans or other compensation agreement, (ii) the conversion or exchange of any securities of the Company into equity securities of the Company, or the exercise of any warrants or other rights to acquire equity securities of the Company, and (iii) any acquisition by the Company of any equity interests, assets, properties, or business of any person, any merger, consolidation, or other business combination involving the Company; an equity split, payment of distributions, or any similar recapitalization; any joint venture, strategic partnership, licensing arrangement or other similar business ventures for a bona-fide business purpose other than primarily for capital raising purposes; provided, that such transaction shall have been approved by the Board of Directors. “Effective Period” means the period commencing on the date hereof and ending on the earlier of (i) the third anniversary of this Agreement, and (ii) the date on which the Buyer (together with its affiliate (as defined in Rule 405 promulgated under the 1933 Act)) shall hold less than 35% of the Company’s total outstanding voting stock.

(ii)     The Company shall give written notice (an "Issuance Notice") of any Proposed Transaction to the Buyer within five (5) days following approval of any such Proposed Transaction. The Issuance Notice shall set forth the material terms and conditions of the Proposed Transaction, including:

(1)     the number and description of the New Securities proposed to be issued and the percentage interest in the Company such issuance would represent, as well as the Buyer's Pro Rata Share;

(2)     the proposed closing date of the Proposed Transaction, which shall be at least six (6) trading days after the date of the Issuance Notice;

(3)     the proposed purchase price; and

(4)     if the consideration to be paid by any prospective purchaser includes non-cash consideration, the Board of Director’s good-faith determination of the fair market value thereof.

(iii)     The Buyer shall for a period of five (5) trading days following the receipt of an Issuance Notice (the "Exercise Period") have the right to elect to purchase up to the Buyer’s Pro Rata Share of the New Securities at the purchase price set forth in the Issuance Notice by delivering a written notice to the Company (an "Acceptance Notice"). The failure of the Buyer to deliver an Acceptance Notice by the end of the Exercise Period shall constitute a waiver of its rights under this Section 4(o) with respect to the purchase of such New Securities, but shall not affect its rights with respect to any Proposed Transaction in the future.

(p)     Further Actions. The Company agrees that it shall, in good faith, promptly take any and all such action, including without limitation the amendment of the Certificate of Incorporation and/or Bylaws, as may, in the opinion of its counsel, be necessary to effect the transactions contemplated hereby and in any of the other Transaction Documents.

5.     TRANSFER RESTRICTIONS.

If all or any of the Shares are sold or otherwise transferred at a time when there is an effective registration statement to cover the issuance or resale of the Shares or Rule 144 is available for resale of such Shares without volume or manner of sale restrictions, the Shares issued pursuant to any such sale or transfer shall be issued free of all legends, provided that, in the case of legend-free issuance in reliance on Rule 144, the holder of the Shares provides a representation letter in the form and substance reasonably acceptable to the Company that such Shares may be issued without a restrictive legend.

6.     CONDITIONS TO THE COMPANY'S OBLIGATION TO SELL.

The obligation of the Company hereunder to issue and sell the Shares to Buyer at the Closing is subject to the satisfaction by Buyer, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion by providing Buyer with prior written notice thereof:

(a)     This Agreement shall not have been terminated pursuant to Section 8.

(b)     Buyer shall have executed each of the Transaction Documents and delivered the same to the Company.

(c)     Buyer shall have delivered to the Company the Purchase Price for the Shares on the Closing Date by wire transfer of immediately available funds pursuant to the wire instructions provided by the Company (or, if applicable, in lieu of cash, Shares may be delivered in consideration of satisfaction of the outstanding Loan under the Loan Agreement.

(d)     The representations and warranties of Buyer shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date), and Buyer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Buyer at or prior to the Closing Date applicable to Buyer.

7.     CONDITIONS TO BUYER'S OBLIGATION TO PURCHASE.

The obligation of Buyer to purchase the Shares on the Closing Date is subject to the satisfaction by the Company of each of the following conditions at or before the Closing Date, provided that these conditions are for Buyer's sole benefit and may be waived by Buyer at any time in its sole discretion by providing the Company with prior written notice thereof:

(a)     This Agreement shall not have been terminated pursuant to Section 8 hereof.

(b)     The Company shall have duly executed each of the Transaction Documents and delivered the same to the Buyer.

(c)     The Common Stock shall remain listed or quoted on the OTCQB market (or a national securities exchange), shall not have been suspended by the SEC or the national securities exchange, if applicable.

(d)     The Battelle MOU shall have been duly approved and executed by the parties thereto and an executed copy of which shall have been delivered by the Company to the Buyer.

(e)     The Deerfield Agreement shall have been duly approved and executed by the parties thereto and an executed copy of which shall have been delivered to the Buyer.

(f)     The Company shall have issued to the Buyer Shares sold to the Buyer pursuant to this Agreement and shall have instructed its transfer agent to record in the Company’s books and records the Shares in the name of the Buyer on the Closing Date.

(g)     The Battelle Waiver shall have been duly approved, executed by the parties thereto and shall remain in full force and effect and a copy of the Battelle Waiver shall have been delivered to the Buyer.

(h)     The representations and warranties of the Company shall be true and correct as of the date when made and as of the applicable Closing Date as though made at that time (except for representations and warranties that speak as of a specific date) and the Company shall have performed, satisfied and complied in all respects with the covenants, agreements and conditions required by this Agreement, the Registration Rights Agreement and the other Transaction Documents to be performed, satisfied or complied with by the Company at or prior to the applicable Closing Date.

(i)     The Buyer shall have received the opinion of the Company’s legal counsel dated as of the date hereof in customary form and substance that is acceptable to the Buyer.

(j)     The Signing Resolutions shall remain in full force and effect without any amendment or supplement thereto as of the Closing Date.

(k)     The Company shall have delivered to the Buyer a good standing certificate issued by the Secretary of State of the State of Delaware as of a date within five (5) trading days of the Closing Date.

(l)     The Company shall have delivered to the Buyer a certified copy of the Certificate of Incorporation, as certified by the Secretary of State of the Delaware within five (5) trading days of the Closing Date.

(m)     The Company shall have delivered to the Buyer a secretary’s certificate executed by the Secretary of the Company, dated as of the Closing Date, as to the Certificate of Incorporation and Bylaws of the Company and the Signing Resolutions.

(n)      The Company shall have obtained all governmental, regulatory or third party consents (including without limitation, any anti-assignment consent related to the change of control of the Company) and approvals, if any, necessary for the sale of the Shares, and

(o)     The Company shall have delivered to Buyer such other documents relating to the transactions contemplated by this Agreement as Buyer or its counsel may reasonably request.

8.     TERMINATION. This Agreement may be terminated at any time prior to the Closing Date as follows:

(a)     by mutual written consent of the Company and the Buyer;

(b)     In the event that on the Closing Date the Company or Buyer has failed to satisfy the conditions set forth in Sections 6 or 7 above, as applicable (and the non-breaching party has failed to waive such unsatisfied condition(s)), the non-breaching party shall have the option to terminate this Agreement without liability of either party to the other party.

9.     MISCELLANEOUS.

(a)     Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of New York for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(b)     Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

(c)     Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(d)     Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

(e)     Entire Agreement; Amendments. This Agreement supersedes all other prior oral or written agreements between Buyer, the Company, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor Buyer makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and Buyer. No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought. No such amendment shall be effective to the extent that it applies to less than all of the holders of the Common Shares then outstanding.

(f)     Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile or email (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one trading day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Windtree Therapeutics, Inc.

2600 Kelly Road, Suite 100

Warrington, PA 18976

Telephone:     (215) 488-9300

Facsimile:     (215) 488-9557

Attention:     Legal Department

Email:          MTempleton@Windtreetx.com

Attention:      Finance Department

Email:          JTattory@Windtreetx.com

with a copy to (which shall not constitute notice):

Dentons US LLP

1221 Avenue of the Americas

New York, NY 10020-1089

Telephone:     (212) 398-5787

Facsimile:     (212) 768-6800

Attention:     Ira L. Kotel

Email:           ira.kotel@dentons.com

If to Buyer:

c/o Lee’s Pharmaceutical (HK) Ltd.

Share 110-111, Bio-Informatics Centre

No. 2 Science Park West Avenue

Hong Kong Science Park, Shatin, Hong Kong

Telephone:     (852) 2314 1282

Facsimile:     (852) 2314 1708

Attention:     Dr. Benjamin Li

Email:          drli@leespharm.com

with a copy to (which shall not constitute notice):

King & Wood Mallesons LLP

500 5th Avenue, 50th Floor

New York, New York 10110

Telephone:      (347) 926-7542

Facsimile:      (917) 591-8167

Attention:     Laura H. Luo

Email:          laura.luo@us.kwm.com

or to such other address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender's facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.

(g)     Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

(h)     No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

(i)     Survival. Unless this Agreement is terminated under Section 8, the representations and warranties of the Company and Buyer contained in Sections 2 and 3, the agreements and covenants set forth in Sections 4, 5, 8 and 9 shall survive the Closing and the delivery of Shares.

(j)     Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(k)     Indemnification. In consideration of Buyer's execution and delivery of the Transaction Documents and acquiring the Shares thereunder and in addition to all of the Company's other obligations under the Transaction Documents, the Company shall defend, protect, indemnify and hold harmless Buyer, any affiliate of Buyer and each of their respective partners, members, officers, directors, employees and investors and any of the foregoing persons' accounting and legal representatives retained in connection with the transactions contemplated by this Agreement (collectively, the "Indemnitees") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (the "Indemnified Liabilities"), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in the Transaction Documents or any other certificate, instrument or document contemplated thereby, or (b) any breach of any covenant, agreement or obligation of the Company contained in the Transaction Documents or any certificate, instrument or document contemplated thereby. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

(l)     No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

(m)     Remedies. Buyer shall have all rights and remedies set forth in the Transaction Documents and all rights and remedies which such holders have under any law. Any person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

[Signature Page Follows]

IN WITNESS WHEREOF, Buyer and the Company have caused their respective signature pages to this Securities Purchase Agreement to be duly executed as of the date first written above.

COMPANY:

WINDTREE THERAPEUTICS, INC.

By:     /s/ Craig Fraser

Name:     Craig Fraser

Title:     President and Chief Executive Officer

BUYER:

LPH INVESTMENTS LIMITED

By:     /s/ Benjamin Li, Ph.D

Name:     Benjamin Li, Ph.D

Title:     Chief Executive Officer

IN WITNESS WHEREOF, Buyer and the Company have caused their respective signature pages to this Securities Purchase Agreement to be duly executed as of the date first written above.

Executive Officers of the Company:

With respect to Section 4(j) only

Craig Fraser

/s/ Craig Fraser

Title: President and Chief Executive Officer

John Tattory

/s/ John Tattory

Title: Senior Vice President and Chief Financial Officer

Steven G. Simonson, M.D.

/s/ Steven G. Simonson

Title: Senior Vice President and Chief Medical Officer

SCHEDULES

Schedule 3(g)          –     Absence of Certain Changes

Schedule 3(i)           –     Conduct of Business; Regulatory Permits

Schedule 3(m)          –      Equity Capitalization

Schedule 3(n)           –      Absence of Litigation

Schedule 3(q)           –      Title to Property

Schedule 4(j)(i)     –     Amendment to Employment Agreements

Schedule 4(j)(ii)     –     Executive Options and Awards

Schedule 4(j)(iii)     –     Executive Options and Awards; Equity Plans

EXHIBITS

Exhibit A          –     Registration Rights Agreement

Schedule 3(g)

Absence of Certain Changes

None

Schedule 3(i)

Conduct of Business; Regulatory Permits

None

Schedule 3(m)

Equity Capitalization

in thousands of shares	Conversion and Exercise Prices	Expiration Date	Agreement Date	Closing Date
Authorized Shares
Preferred Stock			5,000	5,000
Common Stock			120,000	120,000
Outstanding Shares and Derivatives
Series A Preferred Stock, as converted*			3,203	3,203
Common Stock			15,560	63,214
Prefunded Warrants			893	893
Warrants
2017 February Financing (Series A-1)	$ 1.37	02/15/24	7,049	7,049
2015 July Financing (Series A & Series B)	$ 9.80	07/22/22	4,792	4,792
2014 Battelle Collaboration Agreement	$ 70.00	10/10/24	71	71
2013 February Deerfield Loan	$ 39.34	02/13/19	167	-
2013 December Deerfield Loan	$ 39.34	02/13/19	333	-
Employee Options
February 2017 grant	$ 1.23	03/01/27	677	677
August 2016 BOD grant	$ 1.84	08/04/26	60	60
July 2016 grant	$ 1.77	07/28/26	209	209
February 2016 grant	$ 2.33	02/02/26	163	163
Fraser Inducement	$ 2.33	02/02/26	205	205
Miscellaneous new hire grants 2015-2016	$1.78 - $6.86	08/03/25 - 07/25/26	18	18
Other	> $16	08/14/25	374	374
	Grant Price	Vesting Dates	Agreement Date	Closing Date
Employee RSUs
Executive RSUs	$ 0.2163	3/15/2018 3/15/2019	3,800	3,800
Fully Diluted Equity Capitalization			37,574	84,728
Treasury Stock			1,492	1,492

*Right of Redemption: In the event of a Deemed Liquidation Event (as defined in the Certificate of Designations, Preferences and Rights) involving the sale of all or substantially all the assets of the Company, then the holders of at least a majority of outstanding shares of Preferred Stock may require the redemption of such shares. The investors to the Preferred Stock pursuant to their securities purchase agreement, dated February 13, 2017, hold a participation right that grants them the right, during the period ending on February 13, 2018, to participate in the next bona fide capital raising transaction of the Company(a “Subsequent Financing”), such that investors of the Preferred Stock has the right to participate in the Subsequent Financing to maintain the same Beneficial Ownership Percentage (as defined in their securities purchase agreement) immediately after the Subsequent Financing that such investors had immediately prior to the Subsequent Financing. Asset Lien: Substantially all of the assets of the Company are subject to a lien in favor of Deerfield under the Facility Agreement and related documents. These liens will be terminated effective with the Closing.

Schedule 3(n)

Absence of Litigation

None

Schedule 3(q)

Title to Property

Substantially all of the assets of the Company are subject to a lien in favor of Deerfield under the Facility Agreement and related documents. These liens will be terminated effective with the Closing.

Schedule 4(j)(i)

Amendment to Employment Agreements

Each Employment Agreement is hereby amended by this Amendment to Employment Agreements (this “Amendment”) to incorporate and reflect the following terms:

1.

Solely with respect to the Change of Control (as defined in the applicable Executive's Employment Agreement) occurring as a result of the transactions contemplated by this Agreement, in lieu of the Annual Bonus (as defined in such Executive's Employment Agreement) that otherwise would be payable pursuant to Section 6(a) of such Employment Agreement, the executive shall be entitled to an award of equity granted on or before the Closing under the Company’s 2011 Long-term Incentive Plan (“2011 Incentive Plan”), as amended, having a value when issued equal to the combined total value of the 2017 and 2018 Target Bonus Amounts (as defined in such executive's Employment Agreement).

2.	Payment Terms:

a.

Form of equity: Paid in Restricted Stock Units (RSUs) (as defined or permitted under the 2011 Incentive Plan) equal to the combined total value of the 2017 and 2018 Annual Bonus provided under each applicable Employment Agreement for such Executive.

b.

Timing: RSUs shall be approved and granted on or before the Closing and will be issued within 10 days after authorization of additional shares available for issuance under the 2011 Long-term Incentive Plan and registration with the Securities and Exchange Commission.

c.	Vesting: 50% on March 15, 2018 and 50% on March 15, 2019 (each a “Vesting Date”), subject to continued full-time employment with the Company at the time of each Vesting Date.

The final grant document will include customary provisions related to delivery of shares, tax obligations, and any other pertinent details.

3.

With respect to the Option as referred to in Section 5(c), the parties hereto acknowledge and agree that such Option was granted on February 2, 2016. With respect to Section 6, the parties hereto acknowledge and agree that the outstanding options of the Executive on the Closing Date under the 2011 Long-Term Incentive Plan for each Executive, shall remain outstanding and shall continue to vest in accordance with their respective terms.

4.

The Company and each Executive agree and acknowledge that there is and shall be no assumption by the Buyer nor its parent company, Lee’s Pharmaceutical Holdings Limited, a company incorporated in the Cayman Islands with limited liability, of (i) any vested or unvested shares of stock and any vested and unvested options to acquire the Company’s stock held by such Executive, or (ii) any Convertible and Derivative Equity Securities (as defined in the SPA as defined below) as a result of the consummation of the transactions contemplated by the Securities Purchaser Agreement dated as of October 27, 2017 by and between the Company and the Buyer (the “SPA”). (Capitalized terms used in this paragraph 4 but not otherwise defined in this Amendment) shall have the meanings ascribed to such terms in the SPA.)

5.

If during the Effective Period (as defined in the Employment Agreement, as amended by this Amendment) following the transaction contemplated by the SPA and for so long as the Buyer is the controlling stockholder of the Company, if the Buyer nominates candidates for election to replace a majority of the Board of Directors during any 12 consecutive month period, no benefits shall accrue or be payable to Executive on account of such a “Change of Control” as defined in the respective Employment Agreement, as amended by this Amendment.

Schedule 4(j)(ii)

Executive Options and Awards

FRASER
Option Plan	Grant Date	Expiration Date	Exercise Price	Options Outstanding
Inducement	02/02/2016	02/02/2026	$2.33	204,863
2011	07/28/2016	07/28/2026	$1.77	40,000
2011	03/01/2017	03/01/2027	$1.23	100,000
				______________
			TOTAL	344,863

Option Plan	Grant Date	Vesting Dates	Grant Price	RSUs Outstanding
2011	10/30/2017	3/15/2018 3/15/2019	$0.2163	1,976,190

TATTORY
Option Plan	Grant Date	Expiration Date	Exercise Price	Options Outstanding
2007	01/28/2008	01/28/2018	$378.00	357
2007	09/26/2008	09/26/2018	$405.30	238
2007	12/12/2008	12/12/2018	$254.10	95
2011	10/07/2011	10/07/2021	$25.62	5,357
2011	05/04/2012	05/04/2022	$37.94	2,857
2011	03/26/2013	03/26/2023	$33.04	5,715
2011	03/06/2014	03/06/2024	$36.12	6,429
2011	03/27/2015	03/27/2025	$16.38	10,714
2011	02/02/2016	02/02/2026	$2.33	23,214
2011	07/28/2016	07/28/2026	$1.77	25,000
2011	03/01/2017	03/01/2027	$1.23	55,000
				______________
			TOTAL	134,976

Option Plan	Grant Date	Vesting Dates	Grant Price	RSUs Outstanding
2011	10/30/2017	3/15/2018 3/15/2019	$0.2163	883,144

SIMONSON
Option Plan	Grant Date	Expiration Date	Exercise Price	Options Outstanding
2011	05/19/2014	05/19/2024	$23.80	8,571
2011	03/27/2015	03/27/2025	$16.38	19,643
2011	02/02/2016	02/02/2026	$2.33	35,714
2011	07/28/2016	07/28/2026	$1.77	25,000
2011	03/01/2017	03/01/2027	$1.23	55,000
				______________
			TOTAL	143,928

Option Plan	Grant Date	Vesting Dates	Grant Price	RSUs Outstanding
2011	10/30/2017	3/15/2018 3/15/2019	$0.2163	940,564

Schedule 4(j)(iii)

Executive Options and Awards; Equity Plans

2007 Long-Term Incentive Plan

●	2007 Stock Option Agreement (Directors)
●	2007 Stock Option Agreement (Employees)

2011 Long-Term Incentive Plan

●	2011 Stock Option Agreement (Employees)
●	2011 Stock Option Agreement (Non-Employees)
●	Restricted Stock Unit Award Agreement
●	Notice of Grant of Stock Options and Option Agreement

Inducement Grant

●	Stock Option Agreement - CEO

Executive Employment Agreement – CEO

Executive Employment Agreement – CFO

●	Amendment to Executive Employment Agreement – CFO

Executive Employment Agreement – CMO

●	Amendment to Executive Employment Agreement – CMO

Executive Employment Agreement – SVPs

Retention Agreements – SVP and VPs